Exhibit 99

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Patricia Little Appointed Independent Director

Bolingbrook, IL – November 27, 2019 – Ulta Beauty, Inc. (NASDAQ:ULTA)  today announced that Patricia Little,  former Senior Vice President and Chief Financial Officer of The Hershey Company (NASDAQ: HSY),  has been appointed to its Board of Directors effective November 27, 2019.

Ms. Little joins the Ulta Beauty board with more than 30 years of professional financial and leadership experience.  Patricia retired from her role as Senior Vice President and Chief Financial Officer of The Hershey Company in 2019.  Prior to joining Hershey, Patricia was the Executive Vice President and Chief Financial Officer at Kelly Services, Inc. and spent 24 years with Ford Motor Company holding a variety of leadership roles. Ms. Little holds a B.S. from Drake University and an MBA from Carnegie Mellon University.

Ms. Little currently serves as a member of the Board of Directors of McCormick & Company, Inc. and is the chair of its Audit Committee.

“We are delighted to welcome Patricia Little to Ulta Beauty’s Board of Directors,” said Mary Dillon, Chief Executive Officer.  “Patricia’s  deep financial expertise and insights gained from her experience with consumer-oriented and brand-driven companies will be great additions to our Board.”

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private

Exhibit 99

label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of November 2, 2019, Ulta Beauty operates 1,241 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757‑2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253‑3521

Media Contact:

Olivia Mata

Senior Manager, Public Relations

(630) 410‑5408